11)  Statement re:    COMPUTATION OF EARNINGS PER SHARE

                                                      For the Nine Months Ended
                                                            September 30
                                                             (Unaudited)
                                                      -------------------------
                                                      1997                 1996
                                                   ----------           ---------
Net Loss for Computing Earnings
   per Common Share                              $   (236,733)        $   (812,516)
                                                 ------------         ------------
                                                 ------------         ------------

Weighted Average Number of Common Shares
   Outstanding during each period without
   dilution                                        45,842,479           28,754,955

Addition from assumed exercise of Common
   Stock Warrants                                   3,570,000              245,000

Addition from assumed conversion of
   Preferred Stock                                    300,000              300,000
                                                 ------------         ------------

                                                   49,712,479           29,299,955
                                                 ------------         ------------
                                                 ------------         ------------

Net Income Per Common Stock

   Without Dilution                              $      (0.00)        $      (0.03)

   Fully Diluted                                 $      (0.00)        $      (0.03)